SECOND AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF
CHESAPEAKE UTILITIES CORPORATION

CHESAPEAKE UTILITIES CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby amends its Amended and Restated Bylaws dated December 4, 2012, as amended (“Bylaws”) as follows:
1.    Section 3.13 of the Bylaws is hereby amended and restated in its entirety as follows:
“3.13 Action Without Meeting. Any action required to be taken or which may be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing(s) or electronic transmission(s) are filed with the records of the meetings of the Board or of the committee, as the case may be. Any action taken pursuant to such consent shall be treated for all purposes as the act of the Board or committee.”
2.    All provisions of the Bylaws not amended hereby shall remain unchanged and in full force and effect.
3.    This amendment was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of the General Corporation Law of the State of Delaware and the Bylaws.
IN WITNESS WHEREOF, the undersigned, on behalf of the Corporation, has executed this Second Amendment to the Amended and Restated Bylaws, as amended, as of November 2, 2016.

By: /s/ James F. Moriarty
James F. Moriarty, Secretary